                                                                    EXHIBIT 10.1

August 3, 1998

Mr. Bob Knowling
[Address]


Dear Bob:

The Board of Directors (the "Board") of Covad Communications Group, Inc. ("Covad" or the "Company") is pleased to extend to you this agreement to be employed by Covad on the terms described below. You will join Covad as a full time employee in the role of President and Chief Executive Officer, reporting to the Board. While you are employed by the Company, you will also be a member of the Board. You will be covered by the Company's Change in Control Policy (as defined below). Your monthly salary will be thirty three thousand three hundred thirty three dollars ($33,333).

You will also receive a signing bonus of one million five hundred thousand dollars ($1,500,000), one half of which will be paid on commencement of your employment and the remaining one half of which will be paid on your one year anniversary or, if earlier, the date on which a Change in Control (as defined below) occurs, if you are employed by the Company at that time. If your employment terminates prior to such one-year anniversary or, if earlier, the date of a Change in Control, the remaining one-half will be paid at the time of such employment termination if such termination occurs by reason of your death or your being Disabled, for Good Reason, or by the Company other than for Cause (as those terms are defined below). If your employment with the Company terminates for any other reason prior to such one-year anniversary or, if earlier, the date of a Change in Control, you will forfeit the remaining one-half of your signing bonus.

In addition you will be offered a stock option to purchase one million four hundred thousand (1,400,000) shares of Covad Common Stock at the price of $1.50 per share. The option will be designated as an incentive stock option, as that term is defined in Code section 422, to the extent that it can qualify as an incentive stock option based on the following vesting schedule. To the extent that the full 1.4 million shares cannot be made subject to an incentive stock option, the remainder will be granted as a non-qualified stock option. The option will become exercisable based on Covad's standard vesting schedule (six forty eighth's of the shares vested on your six month anniversary with the Company and one forty eighth per month for the next forty two months). Notwithstanding the foregoing, (i) the option will become fully exercisable one year from the date of a Change in Control, if you are employed by the Company on that date; (ii) the option will become fully exercisable at any time following the date of a Change in Control if your employment terminates by reason of your death or your being Disabled, for Good Reason, or by the Company other than for Cause; and (iii) if your employment terminates prior to the occurrence of a Change in Control, by reason of your death or your being Disabled, for Good Reason, or by the Company other than for Cause, the exercisability of the option on your date of termination shall be determined under the regular vesting schedule of the option, but applied as though you had been employed through the six-month anniversary following your actual date of termination. After the option becomes exercisable, it will remain exercisable for the period continuing until the eight-year anniversary of the date of grant, provided that you are employed by the Company through that date. Notwithstanding the preceding sentence, the option, or portion thereof, that is exercisable (or becomes exercisable) upon your termination of employment shall remain exercisable for a period of one year following your date of termination, if your termination occurs by reason of your death or your being Disabled, and shall remain exercisable for a period of 90 days following your date of termination if your termination occurs for any other reason, provided that in no event will the option be exercisable later than the eight-year anniversary of the date of grant of the option.

Also, as we discussed, you will participate in an annual bonus program that will pay a cash bonus based on your performance to the objectives the Board will set for the Company. However, for 1998, you are guaranteed a minimum bonus of two hundred fifty thousand dollars ($250,000). For subsequent years, the bonus will vary from this amount depending on your actual performance to the objectives, provided that your annual bonus opportunity will be not less than $250,000.

To assist in your relocation to California, the Company will loan you five hundred thousand dollars ($500,000) in a full recourse note toward the purchase of a home in the Bay area secured by your stock option. This loan will be forgiven at the rate of 25% per year on your employment anniversary date with the Company. It will become immediately due and payable should you voluntarily leave the Company or are terminated for Cause. Covad will also pay the interest on this loan while you are an employee. If a Change in Control occurs while you are employed by the Company, or if your employment with the Company is terminated by reason of death, your being Disabled, for Good Reason, or by the Company other than for Cause, any unpaid principal and interest on the loan will be forgiven.

In the event that your employment with the Company is terminated for Good Reason, or by the Company other than for Cause, the Company will continue your base salary plus targeted bonus for an additional two years from your termination date, provided that you do not become employed by a company directly competing with Covad.

You shall not be required to mitigate the amount of any payment provided for in this letter by seeking other employment or otherwise. The Company shall be entitled to set off against the amounts payable to you under this letter, any amounts owed to the Company by you, but shall not be entitled to set off against the amounts payable to you under this letter any amounts earned by you in other employment after termination of your employment with the Company, or any amounts which might have been earned by you in other employment had you sought such other employment.

As with all employees, you will be responsible for paying all applicable taxes related to your employment with Covad including income and other taxes on your salary, bonus, signing bonus, real estate loan, debt forgiveness and interest payments, capital gains taxes on Covad stock and stock options and any income or excise taxes that apply to severance or change of control payments that may be made to you. The Company will pay for the one-time consulting services of a compensation attorney for you to use to review this agreement and its tax implications.

At Covad, benefits are also an important part of your total compensation. These programs are: comprehensive health coverage under either an HMO or PPO option, dental coverage, also under either a PPO or HMO option, vision care, a tax-advantaged 401(k) plan, a flexible spending plan account, disability insurance, group life insurance and three weeks of paid vacation/sick leave per year. As a Covad employee you will be eligible to participate in these benefit programs starting on the first day of your employment. Additionally, Covad will continue your current split life insurance policy or put in place an equivalent policy.

For purposes of this letter, the terms listed below shall be defined as indicated:

(1) Your employment shall be considered to have been terminated for "Cause" only if the termination is because of:

     (a) the willful and continued failure by you to substantially perform your duties with the Company (other than any such failure resulting from your being Disabled), within a reasonable period of time after a written demand for substantial performance is delivered to you by the Board, which demand specifically identifies the manner in which the Board believes that you have not substantially performed your duties;

     (b) the willful engaging by you in conduct which is demonstrably and materially injurious to the Company, monetarily or otherwise; or

     (c) the engaging by you in egregious misconduct involving serious moral turpitude to the extent that, in the reasonable judgment of the Board, your credibility and reputation no longer conform to the standard of the Company's executives.

     For purposes of this letter, no act, or failure to act, on your part shall be deemed "willful" unless done, or omitted to be done, by you not in good faith and without reasonable belief that your action or omission was in the best interest of the Company.

(2) "Change in Control" is defined as set forth in the Change in Control Policy. The "Change in Control Policy" shall be the change in control policy as in effect on the date you are initially employed by the Company, a copy of which is attached to this letter.

(3) Your employment shall be considered to have been terminated for "Good Reason" if you resign from the employ of the Company after any of the following circumstances:

     (a) The assignment to you of any duties inconsistent with your position and status as President and Chief Executive Officer of the Company, or a material adverse change in the nature or status of your responsibilities or reporting relationship with the Board.

     (b)  You fail to be elected or reelected to the Board.

     (c) A reduction by the Company in your annual base salary to an amount that is less than required under this agreement.

     (d) The relocation of your base office to an office that is more than 50 highway miles of your base office on the Effective Date.

     (e) The failure of the Company to obtain a satisfactory agreement from any successor to assume and agree to perform this agreement.

     (f) Any material breach of this agreement by the Company not described in paragraphs (a) through (e) next above.

     Your right to terminate your employment for Good Reason shall not be affected by your incapacity due to physical or mental illness. Your continued employment shall not constitute consent to, or a waiver of rights with respect to, any circumstance constituting Good Reason hereunder for a period of 90 days following the occurrence of such circumstance.

(4) You shall be considered "Disabled" during any period in which you have a physical or mental disability which renders you incapable, after reasonable accommodation, of performing your duties under this letter and you shall not be required to perform your duties for the Company, as described under this letter, during any period you are Disabled.

This agreement is contingent on the completion of the following requirements:

1) You sign Covad's Employee Confidentiality and Inventions Agreement, a copy of which is attached, and which, among other things, obligates you not to reveal any Covad confidential information, not to bring with you to Covad any non-public, proprietary information of your previous employer or any other party, not to disclose such information to Covad, and to continue to honor any existing confidentiality obligations you have to your previous employer or any other company. It also assigns Covad any rights you may have in work related inventions you may develop while at Covad.

2) You sign Covad's Restricted Stock Option Agreement which among other things requires you to acknowledge that your shares of Covad are not currently marketable, may never become marketable, and are subject to restrictions and prohibitions on sales and other transfers until they become marketable.

Please sign and return this agreement acknowledging the employment terms contained here, including our mutual understanding that these terms constitute your entire compensation package, that your employment is "at will" and not subject to any employment agreement other than this agreement and the agreements referred in paragraph (1) and (2) above, that you will devote your full time to Covad and that you will not engage in any other employment or contracting without the prior written consent of Covad.

Sincerely,                           Agreed and Accepted


/s/ Charles J. McMinn
Charles J. McMinn                    /s/ Robert E. Knowling, Jr.
                                     ---------------------------
Chief Executive Officer                  Robert E. Knowling
Covad Communications Group, Inc.
                                     Date: ________________, 1998